AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 24, 2015,

by and between

Cardax Pharmaceuticals, Inc., a Delaware corporation,

and

CARDAX, INC., a Delaware corporation

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

CARDAX PHARMACEUTICALS, INC.

AND

CARDAX, INC.

Annex A	Defined Terms

Exhibit I	Form of the Cardax Substitute Warrant

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of November 24, 2015 (this “Agreement”), by and among CARDAX PHARMACEUTICALS, INC., a Delaware corporation (“Holdings”), and CARDAX, Inc., a Delaware corporation (“Cardax”).

INTRODUCTION

As of the date of this Agreement, Holdings owns issued and outstanding shares of common stock, par value $0.001 per share, of Cardax (“Cardax Common Stock”).

On August 28, 2014, Holdings and Cardax executed and delivered a merger agreement (the “Initial Agreement”) with respect to the Merger (as defined below).

As of the date of this Agreement, each of the board of directors of Holdings and Cardax have authorized, ratified, confirmed and adopted the terms and conditions the amendment to the Initial Agreement.

Each of Holdings and Cardax have previously authorized the Initial Agreement, the amendments and modifications thereto set forth in this Agreement, and the performance of the respective obligations under the terms of this Agreement.

Subsequent to the date of the Initial Agreement, each of Holdings and Cardax have agreed that the merger consideration for the Merger shall not include preferred stock issued by Cardax and have agreed to amend the Initial Agreement accordingly.

The board of directors of Holdings has authorized the submission of this Agreement and the transactions contemplated hereby to the stockholders of Holdings for their consent and approval and have recommended to such stockholders that they ratify, confirm, adopt and approve this Agreement and the performance of the obligations of Holdings under this Agreement and the transactions contemplated hereby.

Pursuant to and subject to the terms of this Agreement, each of Holdings and Cardax intend that Holdings shall merge (the “Merger”) with and into Cardax pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”). Certain capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto as set forth in Annex A.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Initial Agreement is hereby amended and restated in its entirety as provided in this Agreement and the parties to this Agreement hereby agree as follows.

I. SURVIVING CORPORATION

Section 1.01 Name of Surviving Corporation. The corporation that shall survive the Merger (the “Surviving Entity”) is Cardax.

Section 1.02 Certificate of Incorporation and By-laws. The certificate of incorporation and the by-laws of Cardax shall continue and be the certificate of incorporation and bylaws of the Surviving Entity.

Section 1.03 Board of Directors and Officers.

(a) The officers and directors of Holdings immediately prior to the Effective Time shall resign or be removed from such position effective at the Effective Time.

(b) The directors and officers of Cardax immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity at the Effective Time.

II. STATUS AND CONVERSION OF SECURITIES

Section 2.01 Stock of Cardax.

(a) At the Effective Time:

(i) the shares of common stock, par value $0.001 per share, of Holdings (“Holdings Common Stock”) and the shares of all other issued and outstanding capital stock of Holdings (“Holdings Preferred Stock” and, together with the Holdings Common Stock, each, “Holdings Capital Stock”) that by their terms are convertible or may be otherwise exchanged for shares of Holdings Common Stock that, in each case, are outstanding at the Effective Time shall be converted into and exchanged for an aggregate of the Primary Amount (as defined below) of shares (“Merger Shares”) of Cardax Common Stock; provided, that the shares of Holdings Common Stock held in Holdings’ treasury or owned by Cardax at the Effective Time shall be cancelled; and

(ii) the number of shares of Cardax Common Stock held by Holdings on the Effective Time shall be cancelled.

(b) For the purposes of this Agreement, the following terms shall have the meanings ascribed thereto in this Section 2.01(b):

(i) The term “Effective Time Number” shall mean the number of shares of Cardax Common Stock held as of record by Holdings at the Effective Time.

(ii) The term “Primary Amount” shall mean a number equal to (A) the Effective Time Number; (B) less the number of shares of Cardax Common Stock reserved for issuance upon the exercise or conversion of Cardax Substitute Warrants that will be issued by Cardax at the Effective Time in accordance with the provisions of Section 2.02.

(c) Subject to the provisions of this Section 2.01(c), after the Effective Time, each holder of an outstanding certificate or certificates (the “Old Certificates”) theretofore representing shares of any Holdings Capital Stock, upon surrender thereof to the stock transfer agent of Cardax (the “Exchange Agent”), shall be entitled to receive in exchange therefor a certificate or certificates (the “New Certificates”), which Cardax agrees to make available to the Exchange Agent as soon as practicable after the Effective Time, representing the number of Merger Shares into and for which the shares of Holdings Capital Stock theretofore represented by such surrendered Old Certificates shall be converted and exchanged, it being acknowledged and agreed that fractional shares of the Cardax Common Stock shall be issued except as provided in Section 2.01(d). Cardax may accept in lieu of delivery of an Old Certificate, the delivery of an affidavit and indemnity in form and substance acceptable to Cardax. Cardax may waive any requirement to deliver an Old Certificated on such terms as it may determine.

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(d) Fractional shares of Cardax Common Stock shall not be issued by Cardax to the holders of the Holdings Capital Stock or holders of Holdings Warrants. No certificates for fractional shares of Cardax Common Stock will be issued, no Cardax stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of Cardax and to the extent that Merger Shares issued to holders of the Holdings Capital Stock represent fractional shares of Cardax Common Stock, such fractional shares of Cardax Common Stock shall not be issued. In lieu of the issuance or recognition of fractional shares of Cardax Common Stock or interests or rights therein, the Exchange Agent shall pay, subject to the last sentence of this Section 2.01(d), to each holder of an Old Certificate, upon the surrender thereof as aforesaid, an amount in cash equal to the fair market value of any fractional share of Cardax Common Stock to which such holder would be entitled but for this Section 2.01(d) (as represented by the applicable number of Merger Shares), without interest. For purposes of such payment, the fair market value of any fractional share of Cardax Common Stock shall be determined on the basis of the closing price of the shares of Cardax Common Stock on the OTCBB (symbol CDXI) (the “Effective Price Per Share”). Until surrendered and exchanged, each Old Certificate shall after the Effective Time be deemed for all corporate purposes to, other than the payment of dividends or liquidating or other distributions, if any, to holders of record of Cardax Common Stock, represent only the right to receive the number of shares of Merger Shares into and for which the shares of Cardax Common Stock theretofore represented by such Old Certificate shall have been converted, and cash for payment of fractional Merger Shares that would be otherwise issued as and to the extent provided in this Section 2.01(d). No dividend or liquidating or other distribution, if any, payable to holders of record of shares of Cardax Common Stock at or after the Effective Time on shares of Cardax Common Stock, or payable subsequent to the Effective Time to holders of record of shares of Cardax Common Stock at a time prior to the Effective Time shall be paid to the holders of Old Certificates; provided, that upon surrender and exchange of such Old Certificates there shall be paid (subject to the last sentence of this Section 2.01(d)) to the record holders of the New Certificates issued in exchange therefor: (i) the amount, without interest thereon, of dividends and liquidating or other distributions, if any, which theretofore have become payable to holders of record of shares of Cardax Common Stock on or after the Effective Time with respect to the number of whole shares of Cardax Common Stock represented by the Merger Shares represented by such New Certificates; and (ii) the amount, without interest thereon, of dividends and liquidating or other distributions (in each case, other than distributions of Cardax Common Stock), if any, declared by Cardax payable to holders of record of shares of Cardax Common Stock at a time prior to the Effective Time but payable subsequent to the Effective Time. If outstanding Old Certificates are not surrendered and exchanged for New Certificates prior to two years after the Effective Time (or, in any particular case, prior to the date before the second anniversary of the Effective Time on which the Merger Shares, the dividends and liquidating or other distributions, if any, and cash in lieu of fractional shares described below would otherwise escheat to or become the property of any governmental unit or any agency thereof), the number of Merger Shares into and for which the Merger Shares theretofore represented by such Old Certificates shall have been converted, the dividends and liquidating or other distributions, if any, and cash in lieu of fractional shares would have been payable with respect to the Merger Shares theretofore represented by such Old Certificates, shall escheat to or become the property of any governmental unit or any agency thereof in accordance with applicable law.

(e) If any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the individual or entity or agency or governmental authority (each, a “Person”) requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the New Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f) If, after the Effective Time, Old Certificates are presented to Cardax, they shall be exchanged pursuant to Section 2.01.

Section 2.02 Grant of Cardax Warrants. At the Effective Time, Cardax shall grant to each Person that immediately prior to the Effective Time holds any warrant, option or other similar right issued or granted by Holdings that entitles the holder thereof the right to purchase shares of any class or series of Holdings Preferred Stock or any shares of Holdings Common Stock (each, a “Holdings Warrant”), which shall be each Person that holds any Holdings Warrant as of the Effective Time, a warrant issued by Cardax in the form attached hereto as Exhibit I (each, a “Cardax Substitute Warrant”) providing the holder thereof the right to purchase the number of shares of Cardax Common Stock that would have been issued to the holder of the Holdings Warrant if such holder had exercised the Holdings Warrant immediately prior to the Effective Time, and at the substantially equivalent exercise price and expiration date or exercise period as the terms and conditions provided in such Holdings Warrant, in each case, as determined in the good faith by Cardax. In furtherance of the foregoing, the exercise price of the Cardax Substitute Warrant will be substantially equal to: (i) the exercise price of the Holdings Warrant; (ii) multiplied by a fraction: (A) the number of shares of Holdings Common Stock as of the Effective Time, assuming that all Holdings Warrants are exercised and all Holdings Preferred Stock is converted to Holdings Common Stock at the Effective Time, (B) divided by the Effective Time Number. Each issuance of a Cardax Substitute Warrant shall be made upon the delivery of the Holdings Warrant or a lost certificate affidavit and indemnity that is acceptable to Cardax.

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III. CONDITIONS PRECEDENT TO MERGER

Section 3.01 Conditions Precedent to Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part (and to the extent necessary, the parties have received the required consents from their respective shareholders to take such actions):

(a) Cardax shall have reserved for issuance of the Merger Shares and authorized the issuance of the Cardax Substitute Warrants and the shares of Cardax Common Stock issuable upon the exercise of the Cardax Substitute Warrants by all required corporate action;

(b) The parties have received all consents necessary to effectuate the Merger, including any consents required by governmental authorities and the consent of the stockholders and board of directors of Holdings and the consent of the board of directors of Cardax;

(c) A draft of a Current Report on Form 8-K that will be filed with the SEC (as defined below) on the Closing Date shall be true and correct in all material respects;

(d) The registration of the Merger Shares under the Securities Act of 1933, as amended (the “Securities Act”) shall be effective;

(e) Holdings shall have provided all information, documents, agreements and instruments as from time to time requested by Cardax;

(f) Cardax shall have provided all information, documents, agreements and instruments as from time to time requested by Holdings;

(g) Holdings shall have certified that the list provided to Cardax on or prior to the date of this Agreement that describes each of the Persons that hold Holdings Warrants and the rights under the Holdings Warrants is true and complete in all material respects;

(h) Holdings shall not have taken any material action or engaged in any material transaction or agreed to enter into any such transaction;

(i) The financial position of Holdings as of September 30, 2015 shall be a provided to Cardax on or prior to the date of this Agreement and the liabilities and obligations of Holdings of any kind or nature, including any such that are contingent, conditional or unmatured, shall not have increased by more than $1,000 since September 30, 2015 (or such other amount as may be accepted by Cardax);

(j) The books and records of Holdings shall have been maintained in accordance with generally accepted accounting principles (“GAAP”) and be truly and accurately record and summarize all transactions of Holdings in accordance with GAAP; and

(k) The assets, liabilities, transactions and other corporate events of Holdings and matters since February 7, 2014 shall be in all material respects as described to Cardax on the date of this Agreement.

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IV. CLOSING; FILING; EFFECTIVE TIME

Section 4.01 Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable (but in no event later than the third business day) after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until after the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article III, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”). The Closing shall be held at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, NY 10016, unless another place is agreed to in writing by the parties hereto.

Section 4.02 Filing; Effective Time. As soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form required by the DGCL in the office of the Secretary of State of the State of Delaware, at which time the Merger shall become effective (the “Effective Time”).

Section 4.03 Effect Under the DGCL. When the Merger becomes effective, the separate existence of Holdings shall cease to exist, Holdings shall be merged into Cardax, and Cardax shall possess all the rights, privileges, powers, and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities, and duties of Holdings; and all and singular, the rights, privileges, powers, and franchises of Holdings, and all property, real, personal, and mixed, and all debts due to Holdings on whatever account, as well for stock subscriptions as all other things in action or belonging to Holdings shall be vested in Cardax; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of Cardax; and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware or any other jurisdiction, in Holdings, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of Holdings shall be preserved unimpaired, and all debts, liabilities, and duties of Holdings shall thenceforth attach to Cardax, and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

V. COVENANTS

Section 5.01 Cardax Covenants. Cardax agrees that, unless Holdings agrees in writing or otherwise stated in this Agreement:

(a) Until the earlier of the Effective Time and the abandonment or termination of the Merger pursuant to Article VI or otherwise (the “Release Time”), no amendment will be made in the certificate of incorporation or by-laws of Cardax without prior notice to Holdings, other than the filing of the Certificate of Merger as contemplated by this Agreement.

(b) Until the Release Time, no share of capital stock of Cardax, option or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into, or exchangeable or exercisable for, any such share, shall be issued or sold by Cardax unless Cardax receives fair value for such security as determined in good faith by the board of directors of Cardax.

(c) Until the Release Time, no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by Cardax in respect of the outstanding shares of Cardax unless the number of Merger Shares provided in this Agreement are appropriately adjusted so that the holders of the Holdings Common Stock receive their pro rata share of such dividend or liquidating or other distribution or stock split based on their shares of Holdings Common Stock and the shares of Cardax Common Stock held by Holdings on the record date of such event.

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(d) Until the Release Time, Cardax will conduct its affairs so that at the Effective Time no covenant or agreement of Cardax under this Agreement will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Cardax.

(e) Until the Release Time, Cardax will promptly advise Holdings of any material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which: (i) if existing and known at the date of the execution of this Agreement, would have been required to be included in a report filed the Securities and Exchange Commission (the “SEC”, any such reports and filings being hereinafter called the “Exchange Act Reports”) pursuant to the obligations of Cardax under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) to the knowledge of Cardax, would make the disclosures of the Merger and this Agreement by Holdings to its stockholders to contain an untrue statement of a material fact or omit to state a material fact required to be stated in any such report by Holdings to its Stockholders or necessary to make the statements in such reports not misleading.

(f) Cardax shall timely prepare and file prior to the Effective Time any documentation, declaration or filing required by applicable law, rules, or regulations in connection with the Merger and the other transactions contemplated hereby or in connection herewith and all such documents shall be provided to Holdings for its review and comment.

(g) Cardax shall not make any agreement or reach any understanding not approved by Holdings as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

(h) Cardax shall make all appropriate Exchange Act Reports (including the Current Report on Form 8K in the form required by the SEC), in connection with the Merger, or for inclusion in filings by Cardax under state “blue-sky,” securities, or take-over laws, and include therein such information about Cardax and its security holders as may be required or as may be reasonably requested by Holdings, and shall continue to furnish or cause to be furnished such information as is necessary to keep such information correct and complete in all material respect until the Release Time, and all such documents shall be provided to Holdings prior to the filing so that Holdings may review such documents and make comments thereto. Cardax shall represent and warrant that the information that it has furnished to date, taken as a whole, does not now, and will not at any time prior to the Release Time, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

(i) Cardax shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

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Section 5.02 Holdings Covenants. Holdings agrees that, unless Cardax agrees in writing or otherwise stated in this Agreement:

(a) Until the Release Time, Holdings will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of Cardax free and full access to the books and records of Holdings, will permit them to make extracts from and copies of such books and records, and will from time to time furnish Cardax with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Holdings as Cardax from time to time may request.

(b) Until the Release Time, Holdings will conduct its affairs so that at the Effective Time no covenant or agreement of Holdings under this Agreement will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Holdings. Until the Release Time, Holdings will conduct its affairs in all respects only in the ordinary course as described by Holdings to Cardax, other than in connection with the matters referenced herein.

(c) Until the Release Time, Holdings will promptly advise Cardax of any material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

(d) Holdings shall use its commercially reasonable efforts to insure that all confidential information which Cardax or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Cardax or its subsidiary shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except as permitted by Cardax, which shall include the inclusion of information provided in Exchange Act Reports to the stockholders of Holdings by Holdings in connection with the solicitation of the consent of the stockholders of Holdings for approval of the Merger; provided, that the restrictions of this sentence shall not apply (A) to any disclosure to the extent that such is required by law, (B) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (C) to the extent the information shall have otherwise become publicly available.

(e) Before Holdings releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for, or may result in, public dissemination thereof, Holdings shall cooperate with Cardax, shall furnish drafts of all documents or proposed oral statements to Cardax for comment, and shall not release any such information without the consent of Cardax, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent Holdings from releasing any information if required to do so by law.

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(f) Holdings shall timely prepare and file prior to the Effective Time any documentation, declaration or filing required by applicable law, rules, or regulations in connection with the Merger and the other transactions contemplated hereby or in connection herewith, including without limitation, the applicable solicitation for the consent of the stockholders of Holdings to the Merger, and all such documents shall be provided to Cardax for its review and comment.

(g) Holdings shall not make any agreement or reach any understanding not approved by Cardax as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

VI. CONDITIONS; ABANDONMENT AND TERMINATION

Section 6.01 Right of Cardax. Cardax shall have the right to abandon or terminate the Merger at any time or any reason or no reason at the discretion of the Cardax, in its sole and absolute discretion, or if any of the following conditions shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

(a) All actions, proceedings, instruments, and documents required by Holdings to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Cardax, and Holdings shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

(b) At the Effective Time, there shall not be pending any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

(c) There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Cardax, (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal, (ii) results in a delay in the ability of Holdings and Cardax to consummate the Merger or any of the other transactions contemplated by this Agreement beyond December 31, 2015 or such other date as may be agreed by Holdings and Cardax, (iii) imposes material limitations on the ability of Holdings effectively to exercise full rights of ownership of shares of Cardax other than pursuant to the terms of the certificate of incorporation of Cardax, or (iv) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement or impairs the contemplated benefits to Cardax of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

(d) The parties to this Agreement shall have made all required filings with governmental authorities and shall have obtained at or prior to the Effective Time all required written approvals to this Agreement and to the execution, delivery, and performance of this Agreement by each of them of relevant governmental authorities having jurisdiction over Cardax or Holdings or the subject matter of this Agreement.

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(e) The parties to this Agreement shall have obtained at or prior to the Effective Time all consents required for the consummation of the Merger and the other transactions contemplated by this Agreement from any unrelated third party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

(f) Each of the transactions described in Section 3.01 shall have been consummated on or prior to the Closing Date to the satisfaction of Cardax.

(g) Cardax shall conduct a due diligence review of Holdings and Cardax shall be reasonably satisfied with the result of such review.

Section 6.02 Effect of Abandonment. If the Merger is abandoned or terminated as provided for in Article VI, this Agreement shall forthwith become wholly void and of no further force or effect without liability on the part of either party to this Agreement or on the part of any officer, director, controlling person (if any), employee, counsel, agent, or stockholder thereof.

VII. MISCELLANEOUS

Section 7.01 Further Actions. At any time and from time to time, each party agrees to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 7.02 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by United States internationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. For the purposes of this Agreement, “Trading Day” means a day on which the principal Trading Market is open for trading; “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or the OTC Bulletin Board (or any successors to any of the foregoing).

Section 7.03 Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

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Section 7.04 Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Effective Time for a period of one (1) full fiscal year thereafter.

Section 7.05 Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. This Agreement shall only be modified by the written agreement of all parties.

Section 7.06 Waiver. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

Section 7.07 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 7.08 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

Section 7.09 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 7.10 Governing Law.

(a) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

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(b) Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(c) If one or more parties shall commence an action, suit or proceeding to enforce any provision of this Agreement, the prevailing party or parties in such action, suit or proceeding shall be reimbursed by the other party or parties to such action, suit or proceeding for the reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party or parties with the investigation, preparation and prosecution of such action, suit or proceeding.

Section 7.11 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

Section 7.12 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 7.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

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IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

CARDAX, INC.

By:	/s/ David G. Watumull
Name:	David G. Watumull
Title:	President and Chief Executive Officer

CARDAX PHAMACEUTICALS, Inc.

By:	/s/ David G. Watumull
Name:	David G. Watumull
Title:	President and Chief Executive Officer

Annex A

Defined Term	Section

Agreement	Preamble
Cardax	Preamble
Cardax Common Stock	Introduction
Cardax Substitute Warrant	Section 2.02
Closing	Section 4.01
Closing Date	Section 4.01
DGCL	Introduction
Effective Price Per Share	Section 2.01(d)
Effective Time	Section 4.02
Effective Time Number	Section 2.01(b)(i)
Exchange Act	Section 5.01(e)
Exchange Act Reports	Section 5.01(e)
Exchange Agent	Section 2.01(c)
GAAP	Section 3.01(j)
Holdings	Preamble
Holdings Capital Stock	Section 2.01(a)(i)
Holdings Common Stock	Section 2.01(a)(i)
Holdings Preferred Stock	Section 2.01(a)(i)
Holdings Warrant	Section 2.02
Merger	Introduction
Merger Shares	Section 2.01(a)(i)
New Certificates	Section 2.01(c)
Old Certificates	Section 2.01(c)
Person	Section 2.01(f)
Primary Amount	Section 2.01(b)(ii)
Release Time	Section 5.01(a)
SEC	Section 5.01(e)
Securities Act	Section 3.01(d)
Surviving Entity	Section 1.01
Trading Day	Section 7.02
Trading Market	Section 7.02

CLASS F WARRANT

WARRANT NUMBER _______________

CARDAX, INC.

WARRANT TO PURCHASE SHARES OF

COMMON STOCK

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THIS WARRANT OR THE SECURITIES ISSUED UPON THE EXERCISE OF THIS WARRANT UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL OR OTHER DOCUMENTATION SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS CERTIFIES THAT, for value received, ________________________________ (together with its successors and assigns, the “Holder”), commencing _____________ (the “Date of Issue”) is entitled to purchase, subject to the conditions set forth below, at any time and from time to time, in whole or in part, during the Exercise Period (as defined in Section 1.3), up to __________ fully paid and non-assessable shares (the “Warrant Shares”) of the Common Stock, par value $0.001 per share (“Common Stock”), of Cardax, Inc., a Delaware corporation (the “Company”), at the per share purchase price set forth in Section 1.2, subject to the further provisions of this Warrant.

This warrant (the “Warrant”) is issued in accordance with the terms and conditions of that certain Amended and Restated Agreement and Plan of Merger dated as of November 24, 2015 by and between the Company and Cardax Pharmaceuticals, Inc. (“Holdings”) in exchange and in full consideration for, the option warrant or similar right that has been issued by Holdings to the initial Holder of this Warrant.

The terms and conditions upon which this Warrant may be exercised, and the shares of Common Stock covered hereby which may be purchased hereunder, are as follows:

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1. WARRANT SHARES AND EXERCISE

1.1. Warrant. The Company hereby issues to the Holder this Warrant to purchase an aggregate number of newly issued Warrant Shares.

1.2. The Warrant Exercise Price. The exercise price (“Warrant Exercise Price”) for the Warrant Shares shall be equal to $__________ per share, subject to adjustment as provided in Section 4.

1.3. Exercise Period. The Holder of this Warrant may, during the period commencing on the Date of Issue and ending on __________, unless extended by the Company in its sole discretion (the “Exercise Period”), exercise this Warrant to purchase Warrant Shares in whole or in part as provided in this Warrant.

1.4. Method of Exercise.

1.4.1. The Holder of this Warrant may exercise this Warrant by paying to the Company the aggregate Warrant Exercise Price for the Warrant Shares to be issued to the Holder of this Warrant applicable to such exercise. Such aggregate Warrant Exercise Price shall be paid by certified check or bank draft payable to the order of the Company or, if accepted by the Company, by wire transfer.

1.4.2. Cashless Exercise. This Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B)•(X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

1.4.3. For the purposes of this Warrant, the following capitalized terms shall have the respective meanings provided below:

(i) “Trading Day” means a day on which the principal Trading Market is open for trading.

(ii) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or the OTC Bulletin Board (or any successors to any of the foregoing).

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(iii) “VWAP” shall mean the 30-day volume weighted average price of the Common Stock on the applicable Trading Market.

1.4.4. Notwithstanding anything herein to the contrary:

(i) this Warrant may not be exercised, in whole or in part, by means of a “cashless exercise” if on and during any 30 day period prior to the date of such exercise the Common Stock is not trading on a Trading Market; and

(ii) if this Warrant may be exercised by means of a “cashless exercise” on expiration of the Exercise Period, then this Warrant shall be automatically exercised via cashless exercise pursuant to Section 1.4.2.

1.5. Mechanics of Exercise and Delivery of Warrant Shares.

1.5.1. Delivery of Warrant Shares Upon Exercise. The Warrant Shares purchased hereunder shall be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of such shares of Common Stock to or resale of such shares of Common Stock by the Holder or (B) such shares of Common Stock are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 and otherwise by physical delivery to the address of such Holder in the register of the Warrants. Delivery of such Warrant Shares (including Common Stock if applicable) shall be made by the Company on or prior to the date that is three (3) Trading Days or promptly thereafter after the latest of (A) the delivery to the Company of the Notice of Exercise and (B) surrender of this Warrant (if required) (such date, the “Warrant Share Delivery Date”); or, in the alternative, delivering a physical certificate to the Holder within ten (10) Trading Days or promptly thereafter. The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 1.5.5 prior to the issuance of such shares, having been paid.

1.5.2. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

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1.5.3. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares or otherwise deliver the Warrant Shares pursuant to Section 1.5.1 or Section 1.5.2, if applicable, by the Warrant Share Delivery Date, then for a period of ten (10) Trading Days or until the date that the Warrant Shares are issued if sooner, the Holder will have the right to rescind such exercise by written notice delivered to the Secretary or Assistant Secretary of the Company.

1.5.4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall either pay a cash adjustment in respect of such final fraction of such Common Stock multiplied by the VWAP, or if the shares of the Common Stock are not then eligible for trading on a Trading Market, then the Exercise Price as adjusted to reflect the interest in the Common Stock represented by the fractional Warrant Shares.

1.5.5. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

1.5.6. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

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1.6. Holder’s Exercise Limitations. The Company shall not affect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates (as such term is defined by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder), and any other persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon: (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates; and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other securities that director or indirectly may be converted into, exchanged for, or otherwise permit the acquisition of, directly or indirectly, any shares of Common Stock (“Common Stock Equivalents”)) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this 1.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1.6 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1.6, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission (the “Commission”), as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a Holder, the Company shall promptly confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon not less than 71 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 1.6, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 1.6 shall continue to apply. Any such increase or decrease will not be effective until the 71st day after such notice is delivered to the Company. The provisions of this Section 1.6 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1.6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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2. TRANSFER RESTRICTIONS

2.1. Transfer. This Warrant and such shares are issuable upon exercise hereof may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of this Warrant or the shares issuable upon exercise hereof, other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Holder, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of the transferred Warrant or such shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Warrant and the Agreement and shall have the rights and obligations of a Holder under this Warrant and the Agreement.

2.2. Legend. The Holder agrees to the imprinting of a legend on any of the Warrant Shares issuable upon exercise hereof in the following form unless such Warrant Shares have been registered under the Securities Act or such legend is not required in the opinion of the Company:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE CORPORATION.

2.3. Notwithstanding the foregoing provisions of Section 2.2, certificates evidencing this Warrant or the Warrant Shares issuable upon exercise hereof shall not contain any legend (including the legend set forth above), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of this Warrant or such Warrant Shares issuable upon exercise hereof pursuant to Rule 144, (iii) if this Warrant or such Warrant Shares issuable upon exercise hereof are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to this Warrant or such Warrant Shares issuable upon exercise hereof and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

3. SALE AND TRANSFER.

3.1. Restriction on Sale. Each Holder, severally and not jointly with the other Holders, agrees that such Holder will sell this Warrant or any Warrant Shares issuable upon exercise hereof only pursuant to either: (i) the registration requirements of the Securities Act, including any applicable prospectus delivery requirements; or (ii) an exemption therefrom, and that if this Warrant or any Warrant Shares issuable upon exercise hereof are sold pursuant to any such effective registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing the Warrant Shares or this Warrant is predicated upon the Company’s reliance upon this understanding.

3.2. Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in this Warrant, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

3.3. New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. As to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial Date of Issue and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

3.4. Warrant Register. The Company shall register this Warrant, upon the Warrant Register, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

4. ANTIDILUTION PROVISIONS

4.1. Stock Splits and Combinations. If the Company shall at any time subdivide or combine its outstanding shares of Common Stock, this Warrant shall, after that subdivision or combination, evidence the right to purchase the number of shares of Common Stock that would have been issuable as a result of that change with respect to the shares of Common Stock which were purchasable under this Warrant immediately before that subdivision or combination. If the Company shall at any time subdivide the outstanding shares of Common Stock, the Warrant Exercise Price then in effect immediately before that subdivision shall be proportionately decreased, and, if the Company shall at any time combine the outstanding shares of Common Stock, the Warrant Exercise Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

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4.2. Reclassification, Exchange And Substitution. If the Common Stock issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Holder of this Warrant shall, on its exercise, be entitled to purchase for the same aggregate consideration, in lieu of the Common Stock that the Holder would have been entitled to purchase but for such change, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to purchase by the Holder on exercise of this Warrant immediately before that change. In furtherance and not in limitation of the foregoing provisions of this Section 4.2, from and after the date that Common Stock are issued upon the conversion of Common Stock (in whole or in part), then this Warrant shall represent the right to acquire the shares of Common Stock which would then have been issued in respect of such Common Stock (in whole or in part) and the Warrant Exercise Price shall be appropriately reduced so that the price payable for the shares of Common Stock is divided by the applicable number of shares of Common Stock that would be issued in lieu of issuance of the Common Stock and all other provisions of this Warrant shall be deemed amended mutatis mutandis.

4.3. Reorganizations, Mergers, Consolidations Or Sale Of Assets. If at any time there shall be a capital reorganization of the Company’s Common Stock (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere above) or merger or consolidation of the Company with or into another entity, or the sale of the Company’s properties and assets as, or substantially as, an entirety to any other person or entity, then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Warrant Exercise Price then in effect, the number of shares of Common Stock or other securities or property of the Company, or of the successor entity resulting from such merger or consolidation, to which a holder of the Common Stock deliverable upon exercise of this Warrant would have been entitled in such capital reorganization, merger, or consolidation or sale if this Warrant had been exercised immediately before that capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder of this Warrant after the reorganization, merger, consolidation, or sale to the end that the provisions of this Warrant (including adjustment of the Warrant Exercise Price then in effect and number of Warrant Shares purchasable upon exercise of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant. The Company shall, within thirty (30) days after making such adjustment, give written notice (by first class mail, postage prepaid or electronic mail) to the Holder of this Warrant at the address of the Holder shown on the Warrant Register. That notice shall set forth, in reasonable detail, the event requiring the adjustment and the method by which the adjustment was calculated, and specify the Warrant Exercise Price then in effect after the adjustment and the increased or decreased number of Warrant Shares or the other shares or property purchasable upon exercise of this Warrant. When appropriate, such notice may be given in advance and include as part of the notice required under other provisions of this Warrant.

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4.4. Reservation of Stock Issuable Upon Exercise. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock (and Common Stock to the extent applicable) solely for the purpose of effecting the exercise of this Warrant such number of its shares of Common Stock (or Common Stock to the extent applicable) as shall from time to time be sufficient to effect the exercise of this Warrant and if at any time the number of authorized but unissued shares of Common Stock (or Common Stock to the extent applicable) shall not be sufficient to effect the exercise of this Warrant, in addition to such other remedies as shall be available to the Holder of this Warrant, the Company will use its commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but un-issued shares of Common Stock (and Common Stock to the extent applicable) to such number of shares as shall be sufficient for such purposes.

5. RIGHTS PRIOR TO EXERCISE OF WARRANT

5.1. This Warrant does not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, to vote, or to consent or to receive notice as a stockholder of the Company. If, however, at any time prior to the termination of this Warrant and prior to its exercise, any of the following events shall occur:

5.1.1. the Company shall declare any dividend payable in any securities upon its shares of Common Stock or make any distribution (other than a regular cash dividend) to the Holders of its shares of Common Stock; or

5.1.2. the Company shall offer to the holders of its shares of Common Stock any additional Warrant of Common Stock or securities convertible into or exchangeable for shares of Common Stock or any right to subscribe for or purchase any thereof; or

5.1.3. a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, sale, transfer or lease of all or substantially all of its property, assets and business as an entirety) shall be proposed and action by the Company with respect thereto has been approved by the Company’s Board of Directors;

then in any one or more of said events the Company shall give notice in writing of such event to the Holder at the last address of the Holder as it shall appear on the Company’s records at least twenty (20) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividends, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to publish, mail or receive such notice or any defect therein or in the publication or mailing thereof shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or such proposed dissolution, liquidation or winding up. Each person in whose name any certificate for shares of Common Stock is to be issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which this instrument was surrendered and payment of the Warrant Exercise Price was made, irrespective of the date of delivery of such stock certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the stock transfer books are open.

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6. SUCCESSORS AND ASSIGNS

The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder hereof and their respective successors and permitted assigns.

7. LOSS OR MUTILATION

Upon receipt by the Company of satisfactory evidence of the ownership of and the loss, theft, destruction, or mutilation  of any Warrant, and (i) in the case of loss, theft, or destruction, upon receipt by the Company of indemnity satisfactory to it, or (ii) in the case of mutilation, upon receipt of such Warrant and upon surrender and cancellation of such Warrant, the Company shall execute and deliver in lieu thereof a new Warrant representing the right to purchase an equal number of shares of Common Stock.

8. TERMINATION DATE

This Warrant shall terminate upon the sooner of (a) the expiration of the Exercise Period; or (b) the exercise of all or any portion of this Warrant pursuant to the terms of Section 1.

9. GOVERNING LAW; VENUE

9.1. This Warrant and any dispute, disagreement or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of New York without regard to conflicts of law.

9.2. All legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in the City of New York, County of New York. The Company and each Holder by accepting this Warrant hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby (including with respect to the enforcement of any provision of this Warrant), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

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9.3. If a Holder of this Warrant shall commence an action, suit or proceeding to enforce any provision of this Warrant, and such Holder is not the prevailing party or parties in such action, suit or proceeding, then the Company shall be reimbursed by such Holder for the reasonable attorneys’ fees and other costs and expenses incurred by the Company with the investigation, preparation and prosecution of such action, suit or proceeding.

10. WAIVER OF JURY TRIAL.

IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY THE COMPANY AGAINST ANY HOLDER OR HOLDERS OR BY ANY HOLDER OR HOLDERS AGAINST THE COMPANY, SUCH PERSONS EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

11. HEADINGS.

The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

12. NOTICES.

All notices or other communications given or made hereunder shall be in writing and shall be mailed by certified or registered mail, delivered by professional courier or hand, or transmitted via email or facsimile, to the Holder at the address in the Warrant Register and to the Company at its principal offices. Any notice sent in accordance with this section shall be effective on the date three days after the date of mailing or, if delivered by hand or professional courier, or transmitted via email or facsimile with delivery receipt, on the date of delivery, provided, however, that notices to the Company will be effective only upon actual receipt.

13. SEVERABILITY.

If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Warrant and the balance of this Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

14. AMENDMENT.

This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

15. SATURDAYS, SUNDAYS, HOLIDAYS, ETC.

If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then, such action may be taken or such right may be exercised on the next succeeding Trading Day.

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10

In Witness Whereof, the parties have executed this Warrant as of the date first written above.

CARDAX, INC.

By:

Name:

Title:

NOTICE OF WARRANT EXERCISE

TO:	Cardax, Inc.
2800 Woodlawn Drive
Suite 129
Honolulu, HI 96822
Attention: Secretary

Reference is made to that certain Warrant for the purchase of Common Stock of Cardax, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this notice that are not otherwise defined in this notice shall have the respective meanings ascribed thereto in such Warrant.

1. The undersigned hereby elects to purchase _______ Warrant Shares of the Company, being ______________ shares of the Company’s Common Stock pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

2. Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[  ] if permitted, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 1.4.2, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 1.4.2

3. Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below (in which case the date of this notice shall be the date that the undersigned provides all documentation requested by the Company with respect to the transfer or assignment):

The Warrant Shares shall be delivered as follows:

4. The undersigned hereby represents and warrants that the undersigned is acquiring such Warrant Shares for the account of the undersigned and not for resale or with a view to distribution of such Warrant Shares or any part hereof; that the undersigned is fully aware of the transfer restrictions affecting restricted securities under the pertinent securities laws and the undersigned understands that the shares purchased hereby are restricted securities and that the certificate or certificates evidencing the same will bear a legend to that effect.

DATED:	, ____.

Entity Name:

Signature:

Name:

Title:
or if applicable:

Individual Name

Signature:

Address:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:	,

Holder’s Signature:

Holder’s Address: